Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements contain unaudited historical financial data for the twelve month period ended December 31, 2004 and the six month period ended June 30, 2005 derived from our, Campbell Engineering, Inc.’s (“Campbell”) and Machining Technology Group, LLC’s (“MTG”) audited and unaudited consolidated financial statements and, in the case of the 2004 historical financial data, from MedSource Technologies, Inc.’s (“MedSource”) unaudited consolidated financial statements.  We consummated the MedSource acquisition on June 30, 2004 and, as a result, the assets and liabilities of MedSource are recorded on our balance sheet as of the date of the MedSource acquisition and the results of operations of MedSource for June 30, 2004 are included in our results for that day and each day thereafter.  We consummated the Campbell acquisition on September 12, 2005, and the MTG acquisition on October 6, 2005.  As a result, the assets and liabilities of Campbell and MTG are not recorded on our balance sheet at June 30, 2005.  The results of operations of Campbell and MTG will be reflected in our results for the day of the acquisition and each day thereafter.  The unaudited pro forma condensed consolidated statements of operations for the twelve month period ended December 31, 2004 and the six month period ended June 30, 2005 give effect to the MedSource, Campbell and MTG acquisitions as if they had occurred on January 1, 2004.  The summary unaudited pro forma condensed consolidated balance sheet data at June 30, 2005 give effect to the Campbell and MTG acquisitions as if they had occurred on June 30, 2005.

The Campbell and MTG acquisitions include the following transactions:

•                  the acquisition of Campbell for approximately $18.2 million in cash;

•                  the acquisition of MTG for approximately $50.2 million, paid in cash of $34.0 million and shares of Class A Convertible Preferred stock of our parent of $16.2 million; and

•                  additional borrowings of $42.0 million under our senior secured credit facility, which include additional terms loans of $12.5 million and revolving of credit facility borrowings of $29.5 million.

The transactions related to the MedSource acquisition that impact the unaudited pro forma condensed consolidated financial statements include the following:

•                  the acquisition of MedSource for $204.9 million in cash (net of $14.3 million of cash acquired);

•                  the payment in cash of MedSource’s indebtedness and accrued interest of $37.0 million;

•                  the payment in cash of our old senior secured credit facility, our old senior subordinated indebtedness, parent’s senior indebtedness, and accrued interest of $154.1 million;

•                  the borrowings under our new senior secured credit facility of $194.0 million;

•                  the offering of our 10% senior subordinated notes due July 15, 2012, which generated $175.0 million in cash; and

•                  the payment of fees in connection with our new senior secured credit facility and senior subordinated notes which will be amortized to interest expense over the life of each respective instrument.

The unaudited pro forma condensed consolidated financial statements account for the MedSource, Campbell and MTG acquisitions using the purchase method of accounting, which requires that we adjust their assets and liabilities to their fair values.  The valuations of Campbell and MTG are based upon available information and certain assumptions that we believe are reasonable.  The total purchase price for Campbell and MTG was allocated to our net assets based on preliminary estimates of fair value.  The final purchase price allocation will be based on a formal valuation analysis and may include adjustments to the amounts shown here.  A final valuation is in process.  The result of the final allocation could be materially different from the preliminary allocation set forth in the unaudited pro forma condensed consolidated financial statements.

The audited and unaudited financial statements from which these pro forma financial statements are derived that are not included in this filing are included in periodic reports previously filed by the Company or MedSource (prior to our acquisition of MedSource) with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed for its fiscal year ended December 31, 2004, and quarterly report on Form 10-Q filed for its second completed fiscal quarter.  These reports can be found and reviewed at the Securities and Exchange Commission’s website at http://www.sec.gov.

The unaudited pro forma condensed consolidated financial statements are intended for informational purposes only and do not purport to present our actual financial position or the results of operations that actually would have occurred or that may be obtained in the future if the transactions described had occurred as presented.  In addition, future results may vary significantly from the results reflected in such statements due to certain factors beyond our control.

ACCELLENT CORP.

Unaudited Pro Forma Condensed Consolidated Statement Of Operations

Twelve Months Ended December 2004

(in thousands)

	Accellent twelve months ended December 31, 2004	MedSource interim period ended June 29, 2004	Campbell twelve months ended December 31, 2004	MTG twelve months ended December 31, 2004	Eliminations(a)	Transactions		Pro Forma twelve months ended December 31, 2004
Net Sales	$320,169	$94,301	$10,899	$11,322	$(527)	$—		$436,164
Cost of sales	234,396	71,612	7,037	5,924	(527)	2	(b)	318,444
Gross profit	85,773	22,689	3,862	5,398	—	(2)		117,720
Selling, general and administrative expense	45,912	15,024	482	851	—	333	(b)	62,602
Research and development expense	2,668	181	—	—	—	—		2,849
Restructuring and other charges	3,600	2,334	—	—	—	—		5,934
Amortization of intangibles	5,539	60	—	—	—	2,035	(c)	7,634
Income (loss) from operations	28,054	5,090	3,380	4,547	—	(2,370)		38,701
Other income (expense):
Interest expense, net	(26,879)	(1,278)	(41)	(39)	—	(3,864	)(d)	(32,101)
Other	(3,312)	71	(25)	27	—	3,295	(e)	56
Total other income (expense)	(30,191)	(1,207)	(66)	(12)	—	(569)		(32,045)
Income (loss) before income taxes	(2,137)	3,883	3,314	4,535	—	(2,939)		6,656
Income tax expense (benefit)	3,483	243	—	(22)	—	215	(f)	3,919
Net income (loss)	$(5,620)	$3,640	$3,314	$4,557	$—	$(3,154)		$2,737

See accompanying notes to unaudited pro forma condensed consolidated statements of operations.

ACCELLENT CORP.

Unaudited Pro Forma Condensed Consolidated Statement Of Operations

Six Months Ended June 30, 2005

(in thousands)

	Accellent six months ended June 30, 2005	Campbell six months ended June 30, 2005	MTG six months ended June 30, 2005	Eliminations	Transactions		Pro Forma six months ended June 30, 2005
Net Sales	$223,597	$6,643	$6,789	$—	$—		$237,029
Cost of sales	154,362	4,713	3,687	—	57	(b)	162,819
Gross profit	69,235	1,930	3,102	—	(57)		74,210
Selling, general and administrative expense	30,992	305	501	—	(70	)(b)	31,728
Research and development expense	1,428	—	—	—	—		1,428
Restructuring and other charges	2,640	—	—	—	—		2,640
Amortization of intangibles	3,089	—	—	—	718	(c)	3,807
Income (loss) from operations	31,086	1,625	2,601	—	(705)		34,607
Other income (expense):
Interest expense, net	(15,761)	(57)	(55)	—	(1,306	)(d)	(17,179)
Other	(146)	(13)	(36)	—	—		(195)
Total other income (expense)	(15,907)	(70)	(91)	—	(1,306)		(17,374)
Income (loss) before income taxes	15,179	1,555	2,510	—	(2,011)		17,233
Income tax expense	6,115	—	9	—	559	(f)	6,683
Net income (loss)	$9,064	$1,555	$2,501	$—	$(2,570)		$10,550

See accompanying notes to unaudited pro forma condensed consolidated statements of operations.

ACCELLENT CORP.

Notes to Unaudited Pro Forma Condensed Consolidated Statement Of Operations

Twelve Months Ended December 31, 2004 and Six Months Ended June 30, 2005

(in thousands)

(a)                                  Represents the elimination of sales by the Company to MedSource and sales by MedSource to the Company.

(b)                                 The Company will incur an annual monitoring fee to DLJ Merchant Banking III, Inc., in connection with the MedSource acquisition and increased salaries for certain employees in connection with the MTG acquisition.  In connection with the Campbell and MTG acquisitions, the Company acquired real estate which was previously leased to the acquired companies by related parties of the acquired companies.  As a result, the Company will incur increased depreciation expense and less rent expense for both Campbell and MTG.  The Company will not incur transaction costs previously incurred by Campbell and MTG in connection with the sale of those businesses to the Company.  These adjustments are as follows:

	Twelve months ended December 31, 2004	Six months ended June 30, 2005
Salaries increase	$133	$77
Depreciation increase	135	28
Reduced rent expense	(266)	(48)
Total adjustments to cost of sales	$2	$57
Salaries adjustment	133	78
Transaction expenses	—	(148)
Additional monitoring fee to DLJ	200	—
Total adjustments to selling, general and administrative expenses	$333	$(70)

(c)                                  The pro forma adjustment for amortization expense was based on the identifiable intangible assets and the useful lives assigned to each intangible asset.  The actual amount of identifiable intangible assets of MedSource, and the estimated identifiable intangible assets of Campbell and MTG, and the respective lives of each intangible are as follows:

	Amount	Useful life in years
Customer base – MedSource	$16,300	15
Develop Technology – MedSource	2,300	10
Customer relationship – Campbell	6,050	15
Customer relationship – Campbell	360	5
Non-compete – Campbell	30	5
Customer relationship – MTG	13,600	15
Customer relationship – MTG	340	7
	$38,980	14

The Company has estimated the identifiable intangible assets of Campbell and MTG, and the respective useful lives.  The valuation of Campbell and MTG is expected to be completed by December 31, 2005.  An increase or decrease in the amount of purchase price allocated to amortizable assets would impact the amount of annual amortization expense.  Identifiable intangible assets have been amortized on a straight-line basis in the unaudited pro forma condensed consolidated statements of operations.   Based on the 14 year estimated weighted average useful life of the intangible assets described above, each increase of $1.0 million of purchase price allocated to amortizable intangible assets would result in an annual decrease to pro forma income from operations of $71,000.  Based on the $39.0 million of intangible assets described above, a decrease of 1, 2 and 3 years in the weighted average useful life of the amortizable intangible assets would result in an annual decrease to pro forma income from operations of $209,000, $453,000 and $740,000, respectively.

(d)                                 Consists of:

	Twelve months ended December 31, 2004	Six months ended June 30, 2005
Elimination of interest on retired indebtedness at the Company	$11,970	$—
Elimination of interest on retired indebtedness at MedSource, Campbell and MTG	1,358	112
Interest on borrowings under the senior secured credit facility and the notes	(13,163)	—
Amortization of deferred financing fees of the Company	(1,193)	—
Interest on debt to fund Campbell and MTG acquisitions	(2,836)	(1,418)
	$(3,864)	$(1,306)

Variable rate debt was used to fund portions of each acquisition.  For each change in the interest rate of 0.125%, interest expense would change by $295,000 per year.

(e)                                  Represents the elimination of the one-time expense for prepayment fees associated with the retired indebtedness of the Company.

(f)                                    Campbell was an S Corporation prior to the acquisition, and therefore not subject to corporate income taxes.  MTG was a limited liability company subject only to state corporate income taxes.  Adjustments represent additional corporate level income taxes since both entities will be subject to federal and state income tax after the acquisition.  Only incremental state taxes were provided for the year ended December 31, 2004 due to the federal taxable net operating loss incurred.  Only incremental state taxes and certain non-cash federal taxes were provided for the six months ended June 30, 2005 due to the net operating loss carryforward available for federal tax purposes.

ACCELLENT CORP.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

June 30, 2005

(in thousands)

	Accellent	Campbell	MTG	Transaction (1)	Allocation of purchase price (2)	Eliminations	Pro forma

Assets
Current assets:
Cash and cash equivalents	$14,956	$550	$372	$(8,816)	$(550)	$—	$6,512
Accounts receivable, net	52,944	1,916	2,132	—	—	—	56,992
Inventories	60,752	1,341	485	—	829	—	63,407
Prepaid expenses and other	3,162	20	68	—	—	—	3,250
Total current assets	131,814	3,827	3,057	(8,816)	279	—	130,161
Property and equipment, net	85,826	3,868	6,646	—	1,373	—	97,713
Investment in subsidiary	—	—	—	68,377	—	(68,377)	—
Goodwill, net	282,708	—	—	—	32,787	—	315,495
Intangibles and other assets, net	95,291	—	79	—	20,380	—	115,750
Total assets	$595,639	$7,695	$9,782	$59,561	$54,819	$(68,377)	$659,119

Liabilities and equity
Current liabilities:
Current portion of long-term debt	$1,950	$719	$777	$—	$(719)	$—	$2,727
Accounts payable	19,394	271	431	—	—	—	20,096
Accrued expenses	37,231	310	602	1,372	—	—	39,515
Total current liabilities	58,575	1,300	1,810	1,372	(719)	—	62,338
Long-term debt	365,119	1,503	1,385	42,000	(1,460)	—	408,547
Other long-term liabilities	22,421	—	100	—	—	—	22,521
Total liablities	446,115	2,803	3,295	43,372	(2,179)	—	493,406
Equity	149,524	4,892	6,487	16,189	56,998	(68,377)	165,713
Total liabilities and equity	$595,639	$7,695	$9,782	$59,561	$54,819	$(68,377)	$659,119

(1)   The transaction column above includes the funding of the acquisition of Campbell and MTG for cash of $8.8 million, additional debt borrowed under the Company’s senior secured credit facility of $42.0 million, the issuance of 407,407 shares of our parent’s Class A-9 5% Convertible Preferred Stock valued at $16.2 million, and the accrual of $1.4 million of acquisition related costs.  The additional debt borrowed includes $12.5 million in additional term loans and $29.5 million of revolving credit borrowings.

(2)   Based on the preliminary allocation to tangible assets, liabilities, goodwill and other intangible assets.  The final purchase price allocation may result in a different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed consolidated financial statements.  The Company did not acquire the cash of Campbell, or assume debt except for $43,000 of capital lease obligations.